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                                                                    Exhibit 4.4

                                   [SCC LOGO]

                      NON-QUALIFIED STOCK OPTION AGREEMENT



             THIS OPTION AGREEMENT is granted effective ____________ between SCC Communications Corp. (hereinafter referred to as the "Company"), and ____________________ (hereinafter referred to as "Optionee").

             WHEREAS, Optionee is an important and valuable employee, non-employee member of the Board, consultant or independent advisor providing services to the Company, and the Company deems it to be in its interest and in the interest of its shareholders to secure the services of Optionee for the Company or such of its parent or subsidiary companies as may be designated by the Company; and

             WHEREAS, the Company, as an incentive to Optionee to continue to provide services to the Company or its parent or subsidiaries and to increase the Optionee's proprietary interest in the Company, desires to enter into this Agreement with the Optionee containing the terms and conditions hereinafter set forth and to grant the Optionee an option to purchase shares of the Common Stock of the Company.

             NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the parties agree as follows:


             1. Grant of Option. In consideration of the foregoing, the Company hereby grants to Optionee the right and option (hereinafter referred to as "the option") to purchase _________ shares of the Company's Common Stock ("Shares") pursuant to the following schedule: The option shall vest for twenty-four percent (24%) on the one year anniversary of the date of grant. After the one year anniversary, the option shall then vest at two percent (2%) each month until fully vested. The option shall terminate ten (10) years from the date hereof and, accordingly, may not be exercised after that date. The purchase price to be paid for such Common Shares upon exercise of the option shall be ____________ ($_.__) per share. That figure represents the fair market value of the Shares on the date of this Agreement. This option is granted pursuant to, and is subject to the terms and conditions of the Company's 1998 Stock Incentive Plan, a copy of which has been furnished to Optionee. Optionee must return an executed original of this Incentive Stock Option Agreement to SCC within 30 days of the effective date of grant as stated above or this Agreement shall be considered null and void.

             2. Method of Exercising Option. The option may be exercised, in whole at any time or in part from time to time, by giving to the Company notice in writing to that effect. Within thirty (30) days after the receipt by the Company of notice to exercise the option and upon due satisfaction of all conditions pertaining to the option as set forth in this Agreement, the Company shall cause certificates for the number of Shares with respect to which the option is exercised to be issued in the name of Optionee, or Optionee's


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executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees, and to be delivered to Optionee or Optionee's executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees. Payment of the purchase price for the shares with respect to which the option is exercised shall be made to the Company upon the delivery of such stock, together with revenue stamps or checks in an amount sufficient to pay any stock transfer taxes required on such delivery. The
Company shall give the person or persons entitled to the same at least five (5) days notice of the time and place for delivery and for the payment of such purchase price.

             3. Conditions of Option. The option is subject to the following additional conditions:

                      (a) The option herein granted to Optionee shall not be transferable by Optionee other than by will or the laws of descent and distribution, and shall be exercisable, during Optionee's lifetime, only by Optionee.

                      (b) The option may be exercised by Optionee only while Optionee provides continuing "Service" (as that term is defined in the Plan) to the Company or to a subsidiary or parent of the Company, or within three (3) months after the date Optionee ceases to provide such Service, but only to the extent that Optionee had the right to exercise such option at the date of such termination of Service; provided that if Optionee's Service is terminated for "Misconduct" (as such term is defined in the Plan), then all outstanding options under the Plan shall terminate immediately and cease to be outstanding.

                      (c) In the event that Optionee becomes disabled (within the meaning of Section 22 (e) (3) of the Internal Revenue Code or any successor section), the option may be exercised by the Optionee to the extent that it was exercisable on the date Optionee ceased providing Service to the Company or any subsidiary or parent for a period of one (1) year from the date of Service termination (but not later than its specified expiration date).

                      (d) In the event of the Optionee's death while providing Service or within the three (3) month period referred to in subparagraph (b) above, or the one (1) year period referred to in subparagraph (c) above, then such option may be exercised to the extent it was exercisable on the date of Optionee's death or cessation of Service, whichever occurred first, by Optionee's executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees within one (1) year, but not later than one (1) year, after the date of Optionee's death (but not later than the specified expiration date or following a termination of Service for Misconduct).

             4. Representation as to Investment. The exercise of such option and the delivery of the Shares subject to it will be contingent upon the Company being furnished by Optionee, Optionee's legal representatives, or other persons entitled to exercise such option with a statement in writing, in substantially the form attached as Exhibit A hereto, that at the time of such exercise it is Optionee's or their intention to acquire the Shares being purchased solely for investment purposes and not with a view to distribution.

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             5. Notices. Any notice to be given by Optionee as required by this
Agreement shall be sent to the Company at its principal executive offices and any notice from the Company to Optionee shall be sent to Optionee at Optionee's address as it appears on the Company's books and records. Either party may change the address to which notices are to be sent by informing the other party in writing of the new address.

             6. Restriction against Assignment. Except as otherwise expressly provided above, Optionee agrees on behalf of Optionee and of Optionee's executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefits under Optionee by virtue of this Agreement, that this Agreement and the rights, interests, and benefits under it shall not be assigned, transferred, pledged, or hypothecated in any way by Optionee or any executor, administrator, heir, legatee, distributee, or other person claiming under Optionee by virtue of this Agreement. Such rights, interest, or benefits shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Agreement or of such rights, interests, and benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

             7. Market Stand-Off. Upon the request of the Company or any underwriter's representative in connection with any public offering of the Company's Common Stock pursuant to registration statements filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, Optionee agrees not to sell or otherwise transfer any securities of the Company for a period of 90 days following the effective date of the applicable registration statements.


    IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized corporate officers, and Optionee has hereunto set hand and seal, as of the day and year first above written.

ATTEST:                                         SCC COMMUNICATIONS CORP.


-----------------------------                   -------------------------------
Ass't. Secretary                                Chief Financial Officer



                                                --------------------------------

                                                ----------------------, Optionee


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                                    EXHIBIT A
                            (For exercise of option)


SCC Communications Corp.
6285 Lookout Road
Boulder, CO  80301

Attention:  President

Sir or Madam:

             The undersigned elects to exercise the option to purchase _________ shares of Common Stock ("Shares") of SCC Communications Corp. (the "Corporation") under and pursuant to the incentive stock option _____ or non-qualified stock option _____ (check one) granted to the undersigned by the Corporation on _____________, 19 __, pursuant to the Corporation's 1990 Stock Option Plan (the "Predecessor Plan") or the 1998 Stock Incentive Plan (together with the Predecessor Plan, the "Plan"). Such option together with its corresponding stock option agreement shall be referred to herein as the "Option."

             Prior to issuance of said Shares, I will make full payment of the purchase price for the Shares in cash or check, or by tender of qualified stock of the Corporation having a fair market value not less than the purchase price, or as otherwise approved by the Corporation's Board of Directors, all as subject to the provisions of the Option and the Plan.

             I represent and agree that I am over eighteen (18) years of age, that I am acquiring the Shares for investment and that I have no intention to transfer, sell or otherwise dispose of such Shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws.

             I further acknowledge and understand that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act of 1933 or an exemption from such registration is available. I further acknowledge and understand that the Corporation is under no obligation to register the Shares and that, in the absence of registration, the Shares may not be transferred. I understand that the instrument evidencing the Shares may be imprinted with legends which prohibit the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Corporation. I do not have any contract, agreement or arrangement with any persons to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

             I am aware of the adoption of Rules 144 and 701 by the Securities and Exchange Commission, promulgated under the Securities Act of 1933, which permit limited public resale of securities acquired in a non-public offering, including the securities issued on exercise of this option, subject to the satisfaction of certain conditions, including, among other things: the availability of certain public information about the Corporation, the resale occurring not less than one year after the party has purchased and paid for the securities to be sold, the sale's being through a broker in an unsolicited

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"brokers' transaction," and the amount of securities being sold during any three-month period not exceeding specified limitations (generally, 1% of the total amount outstanding).

             I agree further that said Shares are being acquired by me in accordance with and subject to the terms, provisions and conditions of the Plan and the Option, to all of which I hereby expressly assent. These agreements shall bind and inure to the benefit of my heirs, legal representatives, successors and assigns.

             My address of record is:

             ------------------------------------

             ------------------------------------

and my Social Security Number is:
                                   --------------------------------------------


                                    Very truly yours,


                                    Signature:
                                              ----------------------------------

                                    Name Printed: ------------------------------

Receipt of the above is hereby acknowledged:

SCC Communications Corp.


By:
   -----------------------------------
Title:
      --------------------------------
Dated:
       -------------------------------

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